Exhibit 3.1

QUALITY DISTRIBUTION, INC.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

Pursuant to Sections 607.0602, 607.1003, 607.1006, and 607.1007 of the Florida Business Corporation Act (the “FBCA”), Quality Distribution, Inc., a Florida corporation (the “Corporation”), hereby certifies that:

FIRST: The Corporation is named Quality Distribution, Inc. and was incorporated in the State of Florida on April 18, 1984, under the name “MTL Inc.” These Amended and Restated Articles of Incorporation amend, restate, and supersede in their entirety any and all prior Articles of Incorporation, as amended, of the Corporation (including without limitation any Articles of Amendment or Certificates of Designation thereto) filed with the State of Florida from the date of the Corporation’s original incorporation through the date hereof.

SECOND: These Amended and Restated Articles of Incorporation have been approved by the Board of Directors and shareholders of the Corporation in connection with the merger of the Company and Gruden Merger Sub, Inc., a Florida corporation, pursuant to a plan of merger under Section 607.1101 of the FBCA in the manner and by the vote required by the FBCA.

ARTICLE I

NAME OF CORPORATION

The name of this Corporation is: Quality Distribution, Inc.

ARTICLE II

PRINCIPAL OFFICE OF CORPORATION

The address of the principal office of the Corporation is 3802 Corporex Park Drive, Tampa, Florida 33619.

Meetings of shareholders may be held within or without the State of Florida, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the FBCA) outside the State of Florida at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ARTICLE III

REGISTERED OFFICE AND REGISTERED AGENT

The address of the registered office of the Corporation in Florida is 3802 Corporex Park Drive, Tampa, Florida 33619. The Corporation’s registered agent at the registered office is Robert Kasak, Esq.

ARTICLE IV

BUSINESS AND PURPOSE

The general purpose for which this corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Florida Business Corporation Act, and any amendments thereto, and in connection therewith, this corporation shall have and may exercise any and all powers conferred from time to time by law upon corporations formed under such Act.

ARTICLE V

CAPITAL STOCK

1. Authorized Shares. The total number of shares of stock which the corporation shall have authority to issue is 1000 shares of common stock, each having a par value of one cent ($0.01) per share.

ARTICLE VI

DIRECTORS

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. The directors shall have concurrent power with the shareholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

3. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

4. To the fullest extent permitted by the FBCA as in effect on the date hereof, and as hereafter amended from time to time, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the FBCA or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the FBCA, as so amended from time to time, or such successor statute. Any repeal or modification of this Article VI, Section 4 by the shareholders of the Corporation shall not affect adversely any right or protection of a director of the Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

5. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the FBCA, these Amended and Restated Articles of Incorporation, and any By-Laws adopted by the shareholders; provided, however, that no By-Laws hereafter adopted by the shareholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

ARTICLE VII

INDEMNIFICATION

1. To the fullest extent permitted by the FBCA, including any amendments thereto (but in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than prior to such amendment), the Corporation shall indemnify any person who is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or other type of proceeding (other than an action by or in the right of the Corporation), whether civil, criminal, administrative, investigative or otherwise, and whether formal or informal, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, against judgments, amounts paid in settlement, penalties, fines (including an excise tax assessed with respect to any employee benefit plan), and expenses (including counsel fees, including those for appeal) actually and reasonably incurred in connection with any such action, suit or other proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. To the fullest extent permitted by the FBCA, including any amendments thereto (but in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than prior to such amendment), the Corporation shall indemnify any person who is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or other type of proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including counsel fees, including those for appeal) and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action, suit, or other proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, suit, or other proceeding, including any appeal thereof. Such indemnification shall be authorized provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such action, suit, or other proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3. The right to indemnification conferred in this Article VII shall include the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (an “advancement of expenses”); provided, however, that an advancement of expenses incurred by a person in his or her capacity as a director or officer shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such person is not entitled to be indemnified for such expenses in Section 1 or 2 of this Article VII or otherwise. The rights to indemnification and to the advancement of expenses conferred in this Article VII shall be contractual rights, and such rights shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the person’s heirs, executors and administrators.

4. The indemnification and advancement of expenses provisions of this Article VII shall not be exclusive of any other right that any person (and his or her heirs, executors, and administrators) may have or hereafter acquire under any statute, these Amended and Restated Articles of Incorporation, the Corporation’s By-laws, resolution adopted by the shareholders, resolution adopted by the Board of Directors, agreement, or insurance, purchased by the Corporation or otherwise, both as to action in his or her official capacity and as to action in another capacity. The Corporation is hereby authorized to provide for indemnification and advancement of expenses through its By-laws, resolution of shareholders, resolution of the Board of Directors, or agreement, in addition to that provided by these Amended and Restated Articles of Incorporation.

5. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of these Amended and Restated Articles of Incorporation or the By-laws of the Corporation, nor the adoption or repeal of any resolution of the Board of Directors or the shareholders providing for indemnification nor, to the fullest extent permitted by Florida law as amended from time to time, any modification of law, shall eliminate or reduce the effect of this Article VII in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification. The provisions of this Article VII are intended solely for the benefit of the indemnified parties described herein and their heirs and personal representatives and shall not create any rights in favor of third parties.

ARTICLE VIII

AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.